Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES ANNOUNCES PROMOTION OF LARRY M. HOES TO EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

LUFKIN, Texas -- (August 22, 2006) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced the promotion of Larry M. Hoes to Executive Vice President and Chief Operating Officer of the Company. Previously Vice President and General Manager of Lufkin’s Oil Field Division, Mr. Hoes has been an executive officer of Lufkin since 1996. In his new position, Mr. Hoes has operational responsibility for all the Company’s worldwide operations. He will continue to manage the operations of the Oil Field Division directly, including the Foundry operations, and the Vice Presidents/General Managers of the Power Transmission Division and the Trailer Division will report to him.

“I am pleased to announce the promotion of Larry Hoes, a veteran Lufkin executive officer, who has led the substantial growth of our Oil Field Division into a position of worldwide industry leadership,” remarked Douglas V. Smith, President and Chief Executive Officer of Lufkin. “We are confident of his ability to contribute further in his new position to the continued long-term growth of Lufkin Industries.”

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

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Lufkin Industries, Inc.   ♦   601 South Raguet   ♦   Lufkin, Texas 75902   ♦   (936) 634-2211